Exhibit 99

VF Reports Second Quarter 2012 Results; Record Revenues and Earnings Driven by Outdoor & Action Sports Business and International Growth

  Total revenues rise 16%, with organic growth in constant dollars of 6%
  Organic international revenue growth of 16% (constant dollars), driven by continued strong, double-digit growth in Europe and Asia
  Gross margin expands to 46.1%
  Adjusted EPS reaches $1.11, or a record $1.40 on a GAAP basis
  2012 full-year guidance raised by $0.05 per share to $9.50 ($9.58 on a GAAP basis)
  Cash flow from operations now expected to reach a record $1.2 billion

GREENSBORO, N.C.--(BUSINESS WIRE)--July 19, 2012--VF Corporation (NYSE: VFC) today announced results for its second quarter ended June 30, 2012. All per share amounts are presented on a diluted basis. All references to “organic” financial data exclude the Timberland® and Smartwool® brands (“Timberland”), acquired on September 13, 2011. “Adjusted amounts” refer to non-GAAP measures that exclude Timberland acquisition-related expenses and the gain on the sale of John Varvatos Enterprises, Inc. (“John Varvatos”) as described in the “Adjusted Amounts” paragraph at the end of this release.

“We’ve reached the halfway mark of the year, and are right on track to deliver another year of strong and very profitable growth to our shareholders,” said Eric Wiseman, VF Corporation Chairman and Chief Executive Officer. “The strength of VF’s business model – a diverse portfolio strategy supported by an intense focus on financial and operational disciplines – provides us with a clear competitive advantage as we successfully navigate through an increasingly uncertain economic environment.”

Second Quarter Review

Revenues rose 16 percent to $2.1 billion from $1.8 billion in 2011, and included $239 million from Timberland. Organic revenue growth in the quarter was 3 percent (6 percent in constant dollars), driven by strong growth in the Outdoor & Action Sports and international businesses. Revenue growth in the quarter was tempered by unseasonably warm weather that caused a slight shift in revenues from the second quarter to the first, and by the sale of John Varvatos in April 2012.

Gross margin was better than anticipated in the quarter, rising by 20 basis points to 46.1 percent compared with 45.9 percent in the same period in 2011 as the impact of higher Jeanswear product costs eased. The comparison was impacted by a 65 basis point benefit to gross margin in the 2011 quarter from a facility closure. Operating income was $169 million on an adjusted basis in the second quarter of 2012. As anticipated, adjusted operating income was impacted by a $25 million loss from Timberland’s operations reflecting the highly seasonal nature of that business and excludes acquisition-related expenses of $5 million. On a GAAP basis, second quarter operating income was $164 million compared with $189 million in the same period of the prior year. Operating margin was 7.9 percent on an adjusted basis compared to 10.3 percent reported in the second quarter of 2011. Margin comparisons are negatively impacted by 230 basis points from the Timberland loss as well as a 40 basis point impact from higher pension expense in the 2012 quarter. On a GAAP basis, operating margin was 7.7 percent. The tax rate of 15.1 percent in the quarter includes a 600 basis point, or $11 million, benefit triggered by the gain on the sale of John Varvatos.

Net income on an adjusted basis was $123 million, which excludes Timberland acquisition-related expenses and the gain on the John Varvatos sale, compared to $129 million in the same period last year. Adjusted earnings per share declined 5 percent to $1.11 per share from $1.17 in last year’s same period, reflecting a loss of $0.12 per share from Timberland and an $0.11 per share combined negative impact from foreign currency translation and higher pension expense ($0.06 and $0.05 per share, respectively). Adjusted earnings per share exclude a $0.32 per share gain from the sale of John Varvatos (which includes $0.10 per share from the tax benefit noted above), and $0.03 per share in acquisition-related expenses. In the second quarter of 2011, earnings of $1.17 per share included a $0.07 per share benefit from the aforementioned facility closure. On a GAAP basis, second quarter net income was $155 million while earnings grew 20 percent to $1.40 per share.

First Half Review

Revenues increased 24 percent to $4.7 billion from $3.8 billion in the first half of 2011, reflecting growth in every coalition and $595 million from Timberland. Organic revenue growth in the period was 8 percent (10 percent in constant dollars).

Net income on an adjusted basis increased 3 percent to $341 million in the first half of 2012 from $330 million reported in the 2011 period. Adjusted earnings per share rose 2 percent in the current period to $3.05 from $2.99 last year. Timberland had a neutral impact on first half adjusted earnings per share, while foreign currency translation and higher pension expense negatively impacted earnings by $0.20 per share in the first six months of 2012. Adjusted earnings per share in the first half of 2012 exclude the $0.32 per share gain from the sale of John Varvatos and $0.06 per share in acquisition-related expenses. Earnings per share in the 2011 period benefitted from $0.18 in special items including the aforementioned $0.07 gain from a facility closure. On a GAAP basis, first half net income was $371 million while earnings increased 11 percent to $3.31 per share.

Coalition Review

Outdoor & Action Sports revenues increased 45 percent in the second quarter, with organic revenue growth of 12 percent (16 percent in constant dollars). The addition of the Timberland® and Smartwool® brands contributed $239 million to revenues.

Global revenues of The North Face® brand during the quarter increased 14 percent (16 percent in constant dollars), with the Americas, Europe and Asia regions each growing in excess of 15 percent in constant dollars. The North Face® brand’s direct-to-consumer business continued to post healthy growth, up 9 percent in the quarter. The Vans® brand achieved a 25 percent (29 percent in constant dollars) increase in global revenues in the quarter, with double-digit revenue growth in the Americas, Europe and Asia. The Vans direct-to-consumer business also demonstrated solid results, with revenues rising by 18 percent. As anticipated, Timberland’s revenues were flat in the quarter (up 2 percent in constant dollars).

Excluding Timberland, Outdoor & Action Sports operating income rose 22 percent and operating margin increased 110 basis points to 13.6 percent from 12.5 percent in the 2011 period. On a GAAP basis, due to the seasonally driven loss from Timberland and acquisition-related expenses, operating income for the coalition declined 8 percent and the operating margin was 7.9 percent.

For the first half of 2012, Outdoor & Action Sports revenues grew 53 percent, with organic revenue growth of 13 percent (16 percent in constant dollars). For the full year, we look forward to constant dollar organic revenues growing at a low- to mid-teen percentage rate.

Jeanswear revenues were down 3 percent (down 1 percent in constant dollars) in the quarter, reflecting a shift of spring seasonal products that boosted first quarter revenues. Double-digit revenue increases in the Western Specialty and Asian businesses, together with strong sales of Rock & Republic® jeans products, were offset by a modest decline in Mass channel revenues, lower revenues of the Lee® brand in the U.S. due to current challenges in the mid-tier channel, and soft conditions in Europe.

Jeanswear operating margin was stronger than anticipated in the quarter, fueled by a higher gross margin reflecting lower manufacturing costs in our owned plants and tight inventory controls. Operating margin rose 30 basis points to 15.7 percent with operating income that was essentially flat with the second quarter of 2011.

During the first half of 2012, Jeanswear revenues rose 3 percent (5 percent in constant dollars), giving us confidence in our guidance for mid single-digit constant dollar revenue growth for the full year. Operating margin comparisons should continue to strengthen in the second half of the year.

Imagewear revenues continued to grow in the second quarter, rising 3 percent, with increases in both the Image and Licensed Sports businesses. As expected, the revenue comparison was tempered by the exceptionally strong growth achieved in the prior year’s quarter.

Also as anticipated, operating income and margin both declined in the quarter, as product costs peaked in the current period.

Imagewear revenues for the first half increased 8 percent, with mid single-digit growth still anticipated for the full year. Despite the impact of higher product costs in the first half of 2012, Imagewear operating margin should improve in the second half and exceed 2011 levels for the full year.

Sportswear revenues declined 2 percent in the second quarter, with double-digit growth in Kipling® (U.S.) brand revenues offset by lower Nautica® brand revenues. Nautica’s results in the quarter were reduced by a shift in the timing of special programs, as well as lower distressed sales in the quarter. On the positive side, the Nautica® brand’s full price wholesale and direct-to-consumer businesses both achieved healthy growth in the quarter.

Sportswear operating income was about flat in the quarter, with a slight increase in operating margin to 9.8 percent from 9.7 percent in the second quarter of 2011.

First half revenues for Sportswear were up 4 percent, in line with expected mid single-digit growth for the full year.

Contemporary Brands revenues were down 9 percent in the quarter (6 percent in constant dollars), with the decline due entirely to the sale of John Varvatos. Excluding John Varvatos in both periods, revenues increased 4 percent (7 percent in constant dollars). The 7 for All Mankind®, Splendid® and Ella Moss® brands each achieved higher revenues on a constant dollar basis in the quarter.

Operating income increased 12 percent in the quarter, with a 200 basis point improvement in operating margin to 11.1 percent from the prior year’s period. Excluding John Varvatos in both periods, operating margin improved to 12.2 percent from 9.9 percent.

All of the brands now in the Contemporary Brands portfolio are on track to deliver higher revenues this year, with double-digit growth expected in the Splendid® and Ella Moss® brands. Excluding John Varvatos, Contemporary Brands revenues should increase at a high single-digit rate in 2012. Due to the John Varvatos sale, total coalition revenues are expected to decline at a mid single-digit rate in 2012.

International Review (In Constant Dollars)

International revenues increased 42 percent in the second quarter, with 26 percentage points of the growth attributable to Timberland. Despite economic headwinds, organic revenues in Europe increased 16 percent driven by solid performance in the Vans®, The North Face®, 7 For All Mankind® and Napapijri® brands. In Asia, organic revenues increased 20 percent, with continued growth in the Lee®, The North Face®, Vans® and Kipling® brands. Organic revenue growth in China remains robust, rising over 30 percent in the quarter. International revenues reached 33 percent of total revenues in the quarter compared with 29 percent in the second quarter of 2011.

Direct-to-Consumer Review

Direct-to-consumer revenues increased 37 percent in the second quarter, with 29 percentage points of the growth attributable to Timberland. Direct-to-consumer revenues of The North Face®, Vans®, Nautica® and 7 For All Mankind® brands each achieved healthy growth in the period. A total of 34 stores were opened across our brands in the quarter, bringing the total number of owned retail stores to 1,071. Direct-to-consumer revenues reached 21 percent of VF’s total revenues in the quarter compared with 18 percent in the 2011 period.

Balance Sheet Review

Inventories continue to be tightly controlled. Excluding Timberland, inventories rose only 3 percent from June 2011 levels. Total inventories rose 22 percent from the prior year. Higher short-term debt levels compared with June 2011 are attributable to working capital needs. Given strong cash generation, short-term borrowings are expected to be paid down by year-end.

2012 Earnings and Cash Flow Guidance Raised

Based on the strong results achieved in the first half of 2012, adjusted earnings per share in 2012 are now expected to rise to approximately $9.50 per share, up $0.05 from the $9.45 per share guidance provided on April 27. Revised guidance covers an additional negative impact from foreign currency exchange of $0.07 per share compared to prior guidance. Given an assumed euro to U.S. dollar conversion rate of 1.22 for the second half, the full year negative impact of foreign currency translation is now estimated at $0.42 per share. The impact from higher pension expense in 2012 remains $0.19 per share.

The expected earnings contribution from Timberland in 2012 remains approximately $1.10 per share.

Guidance for adjusted earnings per share continues to exclude two items: 1) Timberland acquisition-related expenses of $0.24 per share, and 2) the $0.32 per share gain from the sale of John Varvatos. Inclusive of these two items, 2012 earnings per share on a GAAP basis is now expected to reach $9.58.

Revenues for 2012 are expected to rise by approximately 15 percent (17 percent in constant dollars) to $10.9 billion, with Timberland accounting for approximately $1 billion of the growth. Excluding Timberland, revenues should rise by approximately 6 percent (8 percent in constant dollars).

Reflecting strong working capital management, cash flow from operations is now expected to reach a record $1.2 billion in 2012.

Adjusted Amounts

This release refers to adjusted amounts that exclude restructuring and other costs related to the acquisition of Timberland, which approximated $5 million pretax ($0.03 per share) in the second quarter and $10 million pre-tax ($0.06 per share) in the first half of 2012, and are currently estimated at $35 million pre-tax ($0.24 per share) for the full year. Additionally, adjusted amounts referenced in conjunction with the second quarter, first half and 2012 annual guidance exclude the gain on the sale of John Varvatos Enterprises, Inc. of approximately $42 million pre-tax ($0.32 per share inclusive of a $0.10 per share tax benefit triggered by the sale). Reconciliations of GAAP measures to adjusted amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.72 per share, payable on September 20, 2012 to shareholders of record as of the close of business on September 10, 2012.

Webcast Information

VF will hold its second quarter conference call and webcast today at approximately 8:30 a.m. ET. Interested parties should call 1-877-675-4751 domestic, or 1-719-325-4891 international, to access the call. You may also access this call via the Internet at http://www.vfc.com. A replay of the conference call will be available from July 19 through July 26, 2012 via telephone at 877-870-5176 or 858-384-5517 (access code: 9450521), or at www.vfc.com.

About VF

VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands. The company’s top six brands are The North Face®, Wrangler®, Timberland®, Vans®, Lee® and Nautica®; other brands include 7 For All Mankind®, Bulwark®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, Kipling®, lucy®, Majestic®, Napapijri®, Red Kap®, Reef®, Riders®, Splendid® and Smartwool®.

Forward Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the level of consumer confidence and overall level of consumer demand for apparel; fluctuations in the price, availability and quality of raw materials and contracted products; disruption to VF’s distribution system; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF’s response to changing fashion trends; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions, including the Timberland acquisition; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

(Financial Tables Follow)

VF CORPORATION Consolidated Statements of Income (Unaudited) (In thousands, except per share)

	Three Months Ended June		Six Months Ended June
	2012	2011	2012	2011

Net Sales	$2,115,629	$1,821,218	$4,643,046	$3,758,342
Royalty Income	26,157	18,905	55,195	40,580

Total Revenues	2,141,786	1,840,123	4,698,241	3,798,922

Costs and Operating Expenses
Cost of goods sold	1,155,412	994,591	2,544,278	2,028,447
Marketing, administrative and general expenses	822,389	656,861	1,675,876	1,307,161
	1,977,801	1,651,452	4,220,154	3,335,608

Operating Income	163,985	188,671	478,087	463,314

Other Income (Expense)
Interest income	1,188	1,510	2,226	2,476
Interest expense	(23,593)	(15,962)	(46,938)	(31,902)
Miscellaneous, net	41,557	(2,735)	43,303	(4,666)
	19,152	(17,187)	(1,409)	(34,092)

Income Before Income Taxes	183,137	171,484	476,678	429,222

Income Taxes	27,712	41,917	106,026	98,235

Net Income	155,425	129,567	370,652	330,987

Net (Income) Loss Attributable to Noncontrolling Interests	(128)	(199)	(139)	(916)

Net Income Attributable to VF Corporation	$155,297	$129,368	$370,513	$330,071

Earnings Per Share Attributable to VF Corporation Common Stockholders
Basic	$1.42	$1.19	$3.37	$3.04
Diluted	1.40	1.17	3.31	2.99

Weighted Average Shares Outstanding
Basic	109,216	109,079	109,874	108,651
Diluted	111,228	110,890	111,992	110,453

Cash Dividends Per Common Share	$0.72	$0.63	$1.44	$1.26

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal second quarter ends on the Saturday closest to June 30. For presentation purposes herein, all references to periods ended June 2012, December 2011 and June 2011 relate to the 13 week, 52 week and 13 week fiscal periods ended June 30, 2012, December 31, 2011 and July 2, 2011, respectively.

VF CORPORATION Consolidated Balance Sheets (Unaudited) (In thousands)

	June	December	June
	2012	2011	2011

ASSETS
Current Assets
Cash and equivalents	$330,512	$341,228	$611,478
Accounts receivable, net	1,033,835	1,120,246	889,201
Inventories	1,570,298	1,453,645	1,285,950
Other current assets	405,164	272,825	259,279
Total current assets	3,339,809	3,187,944	3,045,908

Property, Plant and Equipment, net	735,827	737,451	626,271

Intangible Assets	2,928,311	2,958,463	1,555,517
Goodwill	1,996,355	2,023,460	1,194,342
Other Assets	425,767	405,808	378,408

	$9,426,069	$9,313,126	$6,800,446

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$681,835	$281,686	$42,567
Current portion of long-term debt	2,801	2,744	2,693
Accounts payable	506,742	637,116	456,114
Accrued liabilities	576,661	744,486	512,540
Total current liabilities	1,768,039	1,666,032	1,013,914

Long-term Debt	1,830,473	1,831,781	934,600
Other Liabilities	1,303,505	1,290,138	581,394

Commitments and Contingencies

Stockholders' Equity
Common Stock	109,438	110,557	109,598
Additional paid-in capital	2,421,564	2,316,107	2,221,135
Accumulated other comprehensive income (loss)	(416,386)	(421,477)	(179,783)
Retained earnings	2,409,436	2,520,804	2,118,343
Total equity attributable to VF Corporation	4,524,052	4,525,991	4,269,293

Noncontrolling interests	-	(816)	1,245

Total stockholders' equity	4,524,052	4,525,175	4,270,538

	$9,426,069	$9,313,126	$6,800,446

VF CORPORATION Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Six Months Ended June
	2012	2011

Operating Activities
Net income	$370,652	$330,987
Adjustments to reconcile net income to cash used by operating activities:
Depreciation	70,504	57,091
Amortization of intangible assets	24,221	19,246
Other amortization	16,046	11,418
Stock-based compensation	46,516	32,977
Pension contributions under expense	38,297	22,029
Gain on sale of business	(41,745)	-
Other, net	9,446	6,523
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	71,072	(97,162)
Inventories	(136,497)	(199,650)
Other current assets	(45,419)	(15,124)
Accounts payable	(126,875)	(73,723)
Accrued compensation	(65,615)	(50,222)
Accrued income taxes	(84,510)	(56,817)
Accrued liabilities	(75,738)	(38,883)
Other assets and liabilities	2,774	8,989
Cash provided (used) by operating activities	73,129	(42,321)

Investing Activities
Capital expenditures	(118,980)	(64,022)
Proceeds from sale of business	68,264	-
Trademarks acquisition	-	(56,598)
Software purchases	(7,792)	(8,221)
Other, net	3,854	(1,107)
Cash used by investing activities	(54,654)	(129,948)

Financing Activities
Net increase in short-term borrowings	400,166	6,252
Payments on long-term debt	(1,398)	(1,260)
Purchase of Common Stock	(299,096)	(5,166)
Cash dividends paid	(158,581)	(137,182)
Proceeds from issuance of Common Stock, net	7,180	83,845
Tax benefits of stock option exercises	25,243	14,718
Cash used by financing activities	(26,486)	(38,793)

Effect of Foreign Currency Rate Changes on Cash and Equivalents	(2,705)	30,301

Net Change in Cash and Equivalents	(10,716)	(180,761)

Cash and Equivalents - Beginning of Year	341,228	792,239

Cash and Equivalents - End of Year	$330,512	$611,478

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

	Three Months Ended June		Six Months Ended June
	2012	2011	2012	2011

Coalition Revenues
Outdoor & Action Sports	$1,039,974	$717,928	$2,303,941	$1,506,143
Jeanswear	594,006	613,367	1,335,717	1,292,610
Imagewear	251,493	244,074	529,014	490,882
Sportswear	117,488	120,272	240,403	232,166
Contemporary Brands	107,947	118,103	234,851	230,019
Other	30,878	26,379	54,315	47,102

Total coalition revenues	$2,141,786	$1,840,123	$4,698,241	$3,798,922

Coalition Profit
Outdoor & Action Sports	$82,469	$89,472	$284,169	$233,377
Jeanswear	93,347	94,365	204,119	217,491
Imagewear	30,364	40,271	73,290	77,169
Sportswear	11,486	11,658	22,212	19,088
Contemporary Brands	11,992	10,689	26,850	20,373
Other	366	64	(1,244)	(2,010)

Total coalition profit	230,024	246,519	609,396	565,488

Corporate and Other Expenses	(24,482)	(60,583)	(88,006)	(106,840)
Interest, net	(22,405)	(14,452)	(44,712)	(29,426)

Income Before Income Taxes	$183,137	$171,484	$476,678	$429,222

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(Unaudited)
(In thousands)

	Three Months Ended June 2012
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition Revenues
Outdoor & Action Sports	$1,039,974	$(30,634)	$1,070,608
Jeanswear	594,006	(14,212)	608,218
Imagewear	251,493	(800)	252,293
Sportswear	117,488	-	117,488
Contemporary Brands	107,947	(2,739)	110,686
Other	30,878	-	30,878

Total coalition revenues	$2,141,786	$(48,385)	$2,190,171

Coalition Profit
Outdoor & Action Sports	$82,469	$(5,688)	$88,157
Jeanswear	93,347	(887)	94,234
Imagewear	30,364	(196)	30,560
Sportswear	11,486	-	11,486
Contemporary Brands	11,992	(446)	12,438
Other	366	-	366

Total coalition profit	230,024	(7,217)	237,241

Corporate and Other Expenses	(24,482)	-	(24,482)
Interest, net	(22,405)	-	(22,405)

Income Before Income Taxes	$183,137	$(7,217)	$190,354

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(Unaudited)
(In thousands)

	Six Months Ended June 2012
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition Revenues
Outdoor & Action Sports	$2,303,941	$(45,358)	$2,349,299
Jeanswear	1,335,717	(21,287)	1,357,004
Imagewear	529,014	(967)	529,981
Sportswear	240,403	-	240,403
Contemporary Brands	234,851	(3,640)	238,491
Other	54,315	-	54,315

Total coalition revenues	$4,698,241	$(71,252)	$4,769,493

Coalition Profit
Outdoor & Action Sports	$284,169	$(10,205)	$294,374
Jeanswear	204,119	(944)	205,063
Imagewear	73,290	(296)	73,586
Sportswear	22,212	-	22,212
Contemporary Brands	26,850	(632)	27,482
Other	(1,244)	-	(1,244)

Total coalition profit	609,396	(12,077)	621,473

Corporate and Other Expenses	(88,006)	-	(88,006)
Interest, net	(44,712)	-	(44,712)

Income Before Income Taxes	$476,678	$(12,077)	$488,755

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Unaudited)
(In thousands)

	Three Months		Six Months
	Ended	Operating	Ended	Operating
	June 2012	Margin	June 2012	Margin

Operating Income, as reported under GAAP	$163,985	7.7%	$478,087	10.2%

Timberland acquisition-related expenses	4,954		9,596

Operating Income, as adjusted	$168,939	7.9%	$487,683	10.4%

Timberland loss, excluding acquisition-related expenses	24,809		2,710

Operating Income, excluding Timberland	$193,748	10.2%	$490,393	12.0%

Net Income, as reported under GAAP	$155,297		$370,513

Timberland acquisition-related expenses	3,430		6,725

Gain on sale of John Varvatos Enterprises, Inc.	(35,814)		(35,814)

Net Income, as adjusted	$122,913		$341,424

	Actual		Actual	Guidance
	Three Months		Six Months	Year
	Ended		Ended	Ended
	June 2012		June 2012	December 2012

Diluted earnings per share, as reported under GAAP	$1.40		$3.31	$9.58

Timberland acquisition-related expenses	0.03		0.06	0.24

Gain on sale of John Varvatos Enterprises, Inc.	(0.32)		(0.32)	(0.32)

Diluted earnings per share, as adjusted	$1.11		$3.05	$9.50

Non-GAAP Financial Information

The 2012 financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of costs related to the acquisition of Timberland and the gain on the sale of John Varvatos Enterprises, Inc. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

CONTACT:
VF Services
Cindy Knoebel, CFA
VP, Corporate Relations
212-841-7141 / 336-424-6189
or
Lance Allega
Director, Investor Relations
336-424-6082